EXHIBIT 8.2

ESCROW DEPOSIT AGREEMENT

This ESCROW DEPOSIT AGREEMENT (this “Agreement”) dated as of May 18, 2020 by and among World Tree USA, LLC, a Nevada limited liability company (the “Company”), having an address at 1910 South Stapley Drive, Suite 221, Mesa, AZ 85204, Vanderbilt Securities LLC, a New York limited liability company (“Placement Agent”), having an address at 125 Froehlich Farm Boulevard, Woodbury, New York 11797,  and SIGNATURE BANK (the “Escrow Agent”), a New York State chartered bank, having an office at 923 Broadway, Woodmere, New York 11598.  All capitalized terms not herein defined shall have the meaning ascribed to them in the Post-Qualification Offering Circular Amendment No. 3 as amended or supplemented from time-to-time, including all attachments, schedules and exhibits thereto (the “Offering Circular”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of the Offering Circular, as amended, the Company desires to sell up to a maximum of $10,000,000 (“Maximum Amount”) of Series A 2020 Eco-Tree Units (“Unit” or “Units”) at the offering price of $1.25 per Unit for the first 2,000,000 Units and $1.50 per Unit for the remaining 5,000,000 Units. As used herein, the sale of Series A Eco-Tree Units sold pursuant to the Offering Circular, as amended, is defined as the “Offering;” and

WHEREAS, the Offering will be on a “best-efforts” basis until such time as the earlier of (i) the Maximum Amount has been sold or (ii) August 31, 2020 (the “Termination Date”), unless extended by mutual written agreement by the Company and the Placement Agent, said event hereinafter called the “Extended Termination Date;” and

WHEREAS, the Company and Placement Agent desire to establish an escrow account with the Escrow Agent into which the Company and Placement Agent shall instruct subscribers introduced to the Company by Placement Agent and/or its Selected Dealers (the “Subscribers”) to deposit checks and other instruments for the payment of money made payable to the order of “Signature Bank as Escrow Agent for World Tree USA, LLC” and Escrow Agent is willing to accept said checks and other instruments for the payment of money in accordance with the terms hereinafter set forth; and

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WHEREAS, the Company, as issuer, and Placement Agent, as an introducing broker-dealer, represent and warrant to the Escrow Agent that they will comply with all of their respective obligations under applicable state and federal securities laws and regulations with respect to the sale of Shares pursuant to the Offering; and

WHEREAS, the Company and Placement Agent represent and warrant to the Escrow Agent that they have not stated to any individual or entity that the Escrow Agent’s duties will include anything other than those duties stated in this Agreement; and

WHEREAS, the Company and Placement Agent warrant to the Escrow Agent that a copy of each document that has been delivered to Subscribers and third parties that include Escrow Agent’s name and duties, has been attached hereto as Schedule I.

NOW, THEREFORE, IT IS AGREED as follows:

1. Delivery of Escrow Funds.

(a) Placement Agent and the Company shall instruct Subscribers to deliver to Escrow Agent checks made payable to the order of “Signature Bank as Escrow Agent for World Tree USA, LLC” or wire transfer to Signature Bank, 923 Broadway, Woodmere, New York 11598, ABA No. 026013576 for credit to “Signature Bank as Escrow Agent for World Tree USA, LLC” Account No. 1504036096, in each case, with the name, address and social security number or taxpayer identification number of the individual or entity making payment. In the event any Subscriber’s address and/or social security number or taxpayer identification number are not provided to Escrow Agent by the Subscriber, then Placement Agent and/or the Company agree to promptly provide Escrow Agent with such information in writing. The Placement Agent and Company authorize the Escrow Agent to negotiate such checks and accept such wire transfers and deposit the proceeds of such checks and wires into an interest-bearing money market deposit account at Signature Bank, entitled “Signature Bank as Escrow Agent for World Tree USA, LLC” (the “Escrow Account”).

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(b) The collected funds deposited into the Escrow Account are referred to as the “Escrow Funds.”

(c) The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds deposited into the Escrow Account. If, for any reason, any check deposited into the Escrow Account shall be returned unpaid to the Escrow Agent, the sole duty of the Escrow Agent shall be to return the check to the Subscriber and advise the Company and Placement Agent promptly thereof.

2. Release of Escrow Funds.

The Escrow Funds shall be paid by the Escrow Agent in accordance with the following:

(a) In the event that the Company and Placement Agent advise the Escrow Agent jointly in writing that the Offering has been terminated (the “Termination Notice”), the Escrow Agent shall promptly return the funds paid by each Subscriber to said Subscriber with interest and without offset.

(b) If prior to 3:00 P.M. (local New York City time) on the Termination Date, the Escrow Agent receives written notice, in the form of Exhibit A, attached hereto (the “Extension Notice”) and made a part hereof, and signed by the Company and Placement Agent, stating that the Termination Date has been extended to the Extended Termination Date, then the Termination Date shall be so extended.

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(c) Provided that the Escrow Agent does not receive the Termination Notice or the Extended Termination Date, the Escrow Agent shall, upon receipt of written instructions, in form and substance satisfactory to the Escrow Agent, received from the Company and Placement Agent, pay the Escrow Funds in accordance with such written instructions, which instructions shall be limited to the payment of the Placement Agent’s fee and other offering expenses and the payment of the balance to the Company (each, a “Closing”), with such payment or payments to be made by wire transfer within one (1) business day of receipt of such written instructions, which must be received by the Escrow Agent no later than 3:00 PM Eastern Time on a Business Day for the Escrow Agent to process such instructions that Business Day. The Company and the Placement Agent further agree that there shall be a limit of three (3) Closings under this Agreement with each Closing limited to four (4) wires. Any additional wires or Closing may be subject to additional fees.

(d) If by 3:00 P.M. Eastern time on the later of the Termination Date or the date stated in the Extension Notice, if any, that the Escrow Agent has received in accordance with Section 2(b) above, the Escrow Agent has not received written instructions from the Company and Placement Agent regarding the disbursement of the Escrow Funds or the total amount of the Escrow Funds is less than the Minimum Amount, then the Escrow Agent shall promptly return the Escrow Funds to the Subscribers without interest or offset and close the Escrow Account immediately thereafter. The Escrow Funds returned to each Subscriber shall be free and clear of any and all claims of the Escrow Agent.

(e) The Escrow Agent shall not be required to pay any uncollected funds or any funds that are not available for withdrawal.

(f) If the Termination Date, Extended Termination Date or any date that is a deadline under this Agreement for giving the Escrow Agent notice or instructions or for the Escrow Agent to take action is not a Banking Day, then such date shall be the Banking Day that immediately preceding that date. A Banking Day is any day other than a Saturday, Sunday or a day that a New York State chartered bank is not legally obligated to be opened.

3. Acceptance by Escrow Agent.

The Escrow Agent hereby accepts and agrees to perform its obligations hereunder, provided that:

(a) Upon execution of this Agreement, the Company and the Placement Agent shall each execute and deliver to Escrow Agent Schedule 2 hereto (each a “Certificate”), for the purpose of (i) establishing the identity of each respective authorized representative(s) of the Company and the Placement Agent entitled to singly initiate and/or confirm disbursement instructions to Escrow Agent on behalf of each such party and (ii) providing standing wire instructions for each of the Company and Placement Agent to be used for disbursements to said party. The Escrow Agent may act in reliance upon any signature on each Certificate believed by it to be genuine, and may assume that any person who has been designated by Placement Agent or the Company to give any written instructions, notice or receipt, or make any statements in connection with the provisions hereof has been duly authorized to do so. Escrow Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions, including but not limited to, those contained on each Certificate. The Company and the Placement Agent may update their respective Certificate by executing and delivering to the Escrow Agent an updated Certificate substantially in the form attached hereto as Schedule 2. Until such time as Escrow Agent shall receive an updated Certificate, Escrow Agent shall be fully protected in relying without inquiry on the current Certificate on file with Escrow Agent.

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(b) The Escrow Agent may seek confirmation of disbursement instructions by telephone call back to one of the authorized representatives set forth on each Certificate, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person(s) so designated. To ensure the accuracy of the instruction it receives, the Escrow Agent may record such call back. If the Escrow Agent is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The Company and Placement Agent agree that the foregoing procedures constitute commercially reasonable security procedures. Escrow Agent further agrees not to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any party inconsistent with the foregoing.

(c) The Escrow Agent may act relative hereto in reliance upon advice of counsel in reference to any matter connected herewith. The Escrow Agent shall not be liable for any mistake of fact or error of judgment or law, or for any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.

(d) Placement Agent and the Company agree to indemnify and hold the Escrow Agent harmless from and against any and all claims, losses, costs, liabilities, damages, suits, demands, judgments or expenses (including but not limited to reasonable attorney’s fees) claimed against or incurred by Escrow Agent arising out of or related, directly or indirectly, to this Escrow Agreement unless caused by the Escrow Agent’s gross negligence or willful misconduct.

(e) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to (i) refrain from taking any action other than to keep safely the Escrow Funds until it shall be directed otherwise by a court of competent jurisdiction, or (ii) deliver the Escrow Funds to a court of competent jurisdiction.

(f) The Escrow Agent shall have no duty, responsibility or obligation to interpret or enforce the terms of any agreement other than Escrow Agent’s obligations hereunder, and the Escrow Agent shall not be required to make a request that any monies be delivered to the Escrow Account, it being agreed that the sole duties and responsibilities of the Escrow Agent shall be to the extent not prohibited by applicable law (i) to accept checks or other instruments for the payment of money and wire transfers delivered to the Escrow Agent for the Escrow Account and deposit said checks and wire transfers into the interest bearing Escrow Account, and (ii) to disburse or refrain from disbursing the Escrow Funds as stated above, provided that the checks received by the Escrow Agent have been collected and are available for withdrawal.

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4. Escrow Account Statements and Information.

The Escrow Agent agrees to send to the Company and/or the Placement Agent a copy of the Escrow Account periodic statement, upon request in accordance with the Escrow Agent’s regular practices for providing account statements to its non-escrow clients, and to also provide the Company and/or Placement Agent, or their designee, upon request other deposit account information, including Escrow Account balances, by telephone or by computer communication, to the extent practicable. The Company and Placement Agent agree to complete and sign all forms or agreements required by the Escrow Agent for that purpose. The Company and Placement Agent each consents to the Escrow Agent’s release of such Escrow Account information to any of the individuals designated by Company or Placement Agent, which designation has been signed in accordance with Section 3(a) by any of the persons on the Company and Placement Agent’s respective Certificate. Further, the Company and Placement Agent have an option to receive e-mail notification of incoming and outgoing wire transfers. If this e-mail notification service is requested and subsequently approved by the Escrow Agent, the Company and/or Placement Agent agrees to provide a valid e-mail address and other information necessary to set-up this service and sign all forms and agreements required for such service. The Company and Placement Agent each consents to the Escrow Agent’s release of wire transfer information to the designated e-mail address(es). The Escrow Agent’s liability for failure to comply with this section shall not exceed the cost of providing such information.

5. Resignation and Termination of the Escrow Agent.

The Escrow Agent may resign at any time by giving 30 days’ prior written notice of such resignation to Placement Agent and the Company. Upon providing such notice, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Funds that it receives until the end of such 30-day period. In such event, the Escrow Agent shall not take any action, other than receiving and depositing Subscribers checks and wire transfers in accordance with this Agreement, until the Company and the Placement Agent have designated a banking corporation, trust company, attorney or other person as successor. Upon receipt of such written designation signed by Placement Agent and the Company, the Escrow Agent shall promptly deliver the Escrow Funds to such successor and shall thereafter have no further obligations hereunder. If such instructions are not received within 30 days following the effective date of such resignation, then the Escrow Agent may deposit the Escrow Funds held by it pursuant to this Agreement with a clerk of a court of competent jurisdiction pending the appointment of a successor. In either case provided for in this paragraph, the Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Funds.

6. Termination.

The Company and Placement Agent may terminate the appointment of the Escrow Agent hereunder upon written notice specifying the date upon which such termination shall take effect, which date shall be at least 30 days from the date of such notice. In the event of such termination, the Company and Placement Agent shall, within 30 days of such notice, appoint a successor escrow agent and the Escrow Agent shall, upon receipt of written instructions signed by the Company and Placement Agent, turn over to such successor escrow agent all of the Escrow Funds; provided, however, that if the Company and Placement Agent fail to appoint a successor escrow agent within such 30-day period, such termination notice shall be null and void and the Escrow Agent shall continue to be bound by all of the provisions hereof. Upon receipt of the Escrow Funds, the successor escrow agent shall become the escrow agent hereunder and shall be bound by all of the provisions hereof and Signature Bank shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Funds and under this Agreement.

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7. Investment.

All funds received by the Escrow Agent shall be invested in an interest bearing bank account at Signature Bank called the Monogram Insured Money Market Account for Business. The Company and Placement Agent agree that any interest or other income earned on the Escrow Account shall be deemed to be earned by the Company for tax reporting purposes, and to the extent such income is earned by anyone else, then Company shall assume the responsibility, if any, of reporting to the appropriate taxing authorities that it has received such income as nominee for them. The Company represents that it is a US person and agrees to provide the Escrow Agent with a certification of its tax identification number by signing and returning a Form W-9 to the Escrow Agent on or before the execution of this Agreement. The Company and Placement Agent understand that, in the event the Company’s tax identification number is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the Escrow Funds. Company and Placement Agent, jointly and severally, agree to assume any and all obligations imposed, now or hereafter, by the applicable tax law and/or applicable taxing authorities, with respect to any interest, dividend or other income earned on the Escrow Funds and to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for the failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses) interest and penalties, in each such case to the extent applicable to, or arising in respect of, the interest earned on the Escrow Account. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

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8. Compensation.

The Escrow Agent shall be entitled, for the duties to be performed by it hereunder, to a fee of $4,000.00, which fee shall be paid by the Company upon the signing of this Agreement. In addition, the Company shall be obligated to reimburse Escrow Agent for reasonable attorneys’ fees in the event of any disagreement, dispute or litigation related to Escrow Agent’s obligations hereunder. Neither the modification, cancellation, termination or rescission of this Agreement nor the resignation or termination of the Escrow Agent shall affect the right of the Escrow Agent to retain the amount of any fee which has been paid, or to be reimbursed or paid any amount which has been incurred or becomes due, prior to the effective date of any such modification, cancellation, termination, resignation or rescission.  To the extent the Escrow Agent has incurred any such expenses, or any such fee becomes due, prior to any closing, the Escrow Agent shall advise the Company and the Company shall direct all such amounts to be paid directly at any such closing.  The Escrow Agent shall be entitled to a fee of $1,000 in the event the Agreement is amended for any reason in accordance with Section 10(d).

9. Notices.

All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by hand-delivery, by facsimile (followed by first-class mail), by nationally recognized overnight courier service or by prepaid registered or certified mail, return receipt requested, to the addresses set forth below:

If to Placement Agent:

Vanderbilt Securities LLC

125 Froehlich Farm Boulevard

Woodbury, New York 11797

Fax: 631-845-4631

Attn: Joseph Trifiletti, President

With a copy to:

Charles M. O’Rourke, Esq.

2 Swenson Lane

Woodbury, NY 11797

Fax: 516-677-9786

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If to the Company:

World Tree USA, LLC

1910 South Stapley Drive, Suite 221

Mesa, AZ 85204

Fax: 480-948-0188

Attn: Deborah Cullen, CFO

If to Escrow Agent:

Signature Bank

923 Broadway,

Woodmere, New York 11598

Attn: Craig Spatz, Senior Vice President

Fax: 516-214-0848

10. General.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be entirely performed within such State, without regard to choice of law principles, and any action brought hereunder shall be brought in the courts of the State of New York, located in the County of New York. Each party hereto irrevocably waives any objection on the grounds of venue, forum non--conveniens or any similar grounds and irrevocably consents to service of process by mail or in any manner permitted by applicable law and consents to the jurisdiction of said courts. EACH OF THE PARTIES HERETO HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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(b) This Agreement sets forth the entire agreement and understanding of the parties with respect to the matters contained herein and supersedes all prior agreements, arrangements and understandings relating thereto.

(c) All of the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto, as well as their respective successors and assigns.

(d) This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver of any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. No party may assign any rights, duties or obligations hereunder unless all other parties have given their prior written consent.

(e) If any provision included in this Agreement proves to be invalid or unenforceable, it shall not affect the validity of the remaining provisions.

(f) This Agreement and any modification or amendment of this Agreement may be executed in several counterparts or by separate instruments and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

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11. Form of Signature.

The parties hereto agree to accept a facsimile transmission copy of their respective actual signatures as evidence of their actual signatures to this Agreement and any modification or amendment of this Agreement; provided, however, that each party who produces a facsimile signature agrees, by the express terms hereof, to place, promptly after transmission of his or her signature by fax, a true and correct original copy of his or her signature in overnight mail to the address of the other party.

12. No Third-Party Beneficiaries.

 This Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and no other person has any right, benefit, priority, or interest under or because of the existence of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

VANDERBILT SECURITIES LLC		WORLD TREE USA, LLC

By:	/s/ Joseph Trifiletti	By:	/s/ Deborah Cullen
	Joseph Trifiletti, President		Deborah Cullen, CFO

SIGNATURE BANK

By:	/s/ Craig Spatz
Craig Spatz
Senior Vice President

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SCHEDULE I

OFFERING DOCUMENTS

Post-Qualification Offering Circular Amendment No. 3

Subscription Agreement

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SCHEDULE II

The Escrow Agent is authorized to accept instructions signed or believed by the Escrow Agent to be signed by any one of the following on behalf of the Company and Placement Agent.

WORLD TREE USA, LLC

Name	True Signature

Deborah Cullen, CFO

Mary Jo Willmore,
Global Head Business Development

VANDERBILT SECURITIES LLC

d/b/a VANDERBILT FINANCIAL GROUP

Name	True Signature

Joseph Trifiletti
President

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EXHIBIT A

Date: __________________

Signature Bank

923 Broadway

Woodmere, New York 11598

Attention: Craig Spatz, Senior Vice President

Dear Mr. Spatz:

            In accordance with the terms of paragraph 2(b) of an Escrow Deposit Agreement dated as of May 18, 2020, by and among World Tree USA, LLC (the “Company”) and Vanderbilt Securities LLC, (the “Placement Agent”), and Signature Bank (the “Escrow Agent”), the Company and Placement Agent hereby notifies the Escrow Agent that the Termination Date has been extended to __________________, 2020, the Extended Termination Date.

Very truly yours,

WORLD TREE USA, LLC

By:______________________________

Vanderbilt Securities LLC

By:______________________________

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